NEWS RELEASE Contact: Alan Hill VP, Corp. Communications 703-234-6854 alan.hill@si-intl.com

SI International Announces Agreement to Acquire LOGTEC, Inc.

Acquisition Broadens Federal Government Customer Base and Service Offerings in Growing IT Sectors

RESTON, VA — May 23, 2007 — SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that it has entered into a definitive agreement to acquire the outstanding capital stock of LOGTEC, Inc.  The acquisition would support SI International’s strategic growth plan to broaden its Federal government client base and enhance its portfolio of mission-critical solutions.  The acquisition of LOGTEC is expected to enable SI International to strengthen its relationships with several key Department of Defense (DoD) organizations including the Air Force Materiel Command at Wright Patterson Air Force Base, Ohio.  Additionally, the acquisition would strengthen SI International’s service offerings in the area of logistics.  The terms of the definitive agreement provide that SI International will acquire LOGTEC for $59 million in cash.  SI International and LOGTEC plan to complete the transaction within the second quarter of 2007.

LOGTEC, a privately-held company headquartered in Fairborn, Ohio, provides logistics, acquisition, and information technology support, primarily to the Federal government in areas such as acquisition and program management, systems and network engineering and integration, software and web-based application development, data management and warehousing, information assurance, and training.  LOGTEC’s largest clients include Air Force Materiel Command (AFMC) and Naval Air Systems Command (NAVAIR).  LOGTEC has approximately 350 employees with over fifty percent holding security clearances.

“The acquisition of LOGTEC would allow SI International to broaden its client base and enhance our portfolio of Rapid Response • Rapid Deployment® service offerings particularly in the emerging area of logistics,” said Brad Antle, President and CEO of SI International.  “With LOGTEC joining our team, we would greatly enhance our logistics capabilities with aging aircraft strategies, materiel management systems, depot maintenance systems, base maintenance systems, depot supply systems, and contingency, operational and acquisition logistics.  We believe that LOGTEC’s client base, such as the Air Force Materiel Command, is aligned with some of the higher priority areas within the Department of Defense.  Additionally, we believe this acquisition would provide meaningful cross-selling possibilities to support our organic growth.”

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Referring to the acquisition, LOGTEC CEO John Nowak commented, “We believe that becoming a part of SI International will generate many immediate and long-term benefits to our customers and employees.  Our employees’ devotion to their customers has fueled tremendous success throughout our history.  To provide our clients even greater value, and to offer our employees additional opportunities for personal and professional growth, it makes sense to join a company with SI International’s scope, scale, and strong rapid response, rapid deployment track record and reputation in the Federal IT sector.”

For the twelve months ended December 31, 2006, LOGTEC had unaudited revenues of approximately $54 million.  SI International expects to pay the purchase price with cash-on-hand and additional borrowings under its senior credit facility.  SI International expects the proposed acquisition will be accretive to earnings immediately.

For the twelve months ended December 31, 2006, LOGTEC generated approximately 99 percent of its revenue from work performed for the federal government.  LOGTEC generated approximately 83 percent of revenues from contracts with the United States Air Force, with the approximately remaining 16 percent of revenues from other DoD agencies. LOGTEC generated 72 percent of fiscal year 2006 revenues as a prime contractor.

The consummation of the acquisition is subject to the satisfaction of a number of customary conditions precedent, including SI International obtaining approval under its senior credit facility to increase the size of its credit facility and consummate the acquisition.  There can be no assurances that the acquisition will be consummated.  SI International has successfully acquired and integrated eight businesses since 1999.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees.  More information about SI International can be found at www.si-intl.com.

About LOGTEC: LOGTEC is an ISO 9001:2000 certified company with over 350 employees.  LOGTEC operates through two principal service areas: Program Management and Information Technology.  Its support under these service areas spans the life-cycle of weapon and information systems.  LOGTEC specializes in logistics support, acquisition management, testing and evaluation, information assurance, system support, data management, network design and maintenance, and systems integration.

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This news release contains various remarks about the future expectations, plans and prospects of SI International that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of the failure of any of the conditions precedent; (ii) the risk that the LOGTEC businesses will not be integrated successfully into SI International; (iii) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition, the ability to maintain and/or strengthen the relationships with key clients, and to maximize cross-selling opportunities; and (iv) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s  failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  SI International undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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